Exhibit 5.3

Solicitors 70 Sri John Rogerson’s Quay Dublin 2 Ireland D02 R296 T + 353 1 232 2000 F + 353 1 232 3333 W www.matheson.com DX 2 Dublin

Weatherford International plc Banhofstrasse 1 6340 Baar Switzerland

Our Ref	Your Ref	16 November 2016
FBO 661725.22

Dear Sirs

Weatherford International plc, an Irish public company limited by shares Registration Statement on Form S-3

We have acted on behalf of Weatherford International plc, a public limited company incorporated under the laws of Ireland with company number 540406 (the “Company”) in connection with the Company’s post-effective amendment No. 2 to the registration statement on Form S-3 (including the base prospectus therein, the “Registration Statement”) to be filed by the Company, pursuant to the Securities Act of 1933 of the United States of America, as amended (the “Securities Act”), with the Securities and Exchange Commission of the United States of America (the “SEC”).

The Registration Statement relates to the issuance and sale from time to time, pursuant to Rule 415 of the Securities Act of:

(a)	the Company’s ordinary shares (nominal value of US$0.001 per share) (the “Registered Shares”);

(b)	debt securities of Weatherford International, LLC, a Delaware limited liability company (“Weatherford Delaware”), in one or more series (the “Weatherford Delaware Debt Securities”), which are guaranteed by the Company under the terms of the Weatherford Delaware Debt Securities Indenture (as defined below);

(c)	debt securities of Weatherford International Ltd., a Bermuda exempted company (“Weatherford Bermuda”), in one or more series (the “Weatherford Bermuda Debt Securities”), which are guaranteed by the Company under the terms of the Weatherford Bermuda Debt Securities Indenture (as defined below); and

(d)	warrants of the Company entitling the holders thereof to subscribe for Registered Shares (the “Warrants”).

The Weatherford Bermuda Debt Securities are, or will be, issued under an indenture dated 1 October 2003, as supplemented by supplemental indentures dated 25 March 2008, 8 January 2009, 26 February 2009, 23 September 2010, 4 April 2012, 14 August 2012, 31 March 2013, 17 June 2014, 7 June 2016 and 17 June 2016, to which Weatherford Bermuda, as issuer, the Company and Weatherford Delaware, as guarantors, and Deutsche Bank Trust Company Americas, as trustee, are party (together the “Weatherford Bermuda Debt Securities Indenture”).

The Weatherford Delaware Debt Securities are, or will be, issued under an indenture, dated 18 June 2007, as supplemented by supplemental indentures dated 18 June 2007, 26 February 2009, 14 August 2012, 31 March 2013 and 17 June 2014, to which Weatherford Delaware, as issuer, the Company and Weatherford Bermuda, as guarantors, and Deutsche Bank Trust Company Americas, as trustee, are party (together the “Weatherford Delaware Debt Securities Indenture”).

The Weatherford Delaware Debt Securities Indenture and the Weatherford Bermuda Debt Securities Indenture are collectively referred to herein as the “Indentures”, the Weatherford Delaware Debt Securities and the Weatherford Bermuda Debt Securities are collectively referred to herein as the “Debt Securities”, and the Registration Statement, the Indentures and the Warrant are collectively referred to herein as the “Documents”.

1	Scope of appointment and basis of opinion

1.1	We have been requested by the Company to provide this opinion.

1.2	For the purpose of giving this opinion, we have examined:

(a)	the final form of the Registration Statement to be filed by the Company with the SEC;

(b)	copies of the Indentures;

(c)	a copy of the Company’s constitution (in the form of a memorandum and articles of association) (as set out in Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on 17 June 2014);

(d)	copy minutes of meetings of the board of directors’ of the Company held on 3 March 2014, 25 March 2014, 15 May 2014, 16 May 2014, 6 June 2014, 1 June 2016, 9 June 2016 and 7 November 2016;

(e)	copy resolutions of the board of directors’ of the Company passed on 30 May 2016 and 8 June 2016;

(f)	copy written resolutions of the shareholders of the Company dated 15 May 2014 (the “Section 60 Special Resolutions”), 27 May 2014 and 6 June 2014;

(g)	a copy statutory declaration of the directors of the Company made on 15 May 2014 pursuant to section 60(2) of the Companies Act 1963; and

(h)	a copy of the results of searches sent to us in a pdf attachment to email made on 15 November 2016 at the Irish Companies Registration Office, in the Register of Winding Up Petitions at the Central Office of the High Court of Ireland and at the Judgments’ Office in the Central Office of the High Court of Ireland against the Company (together the “Searches”).

1.3	We have made no searches or enquiries concerning, and we have not examined any contracts, instruments or documents entered into by or affecting the Company or any other person, or any corporate records of the aforesaid, save for those searches, enquiries, contracts, instruments, documents or corporate records specified as being made or examined in this opinion.

1.4	We express no opinion and make no representation or warranty as to any matter of fact. Furthermore, we have not been responsible for the investigation or verification of the facts or the reasonableness of any assumption or statements of opinion contained or represented by the Company in any of the Documents nor have we attempted to determine whether any material facts have been omitted therefrom.

1.5	We have not investigated the laws of any country other than Ireland and this opinion is given only with respect to the laws of Ireland in effect at the date of this opinion. We have assumed, without enquiry, that there is nothing in the laws of any other jurisdiction which would or might affect the opinions as stated herein.

1.6	This opinion is to be construed in accordance with, and governed by, the laws of Ireland, and is given solely on the basis that any issues of interpretation or liability arising hereunder may only be brought before the Irish courts, which will have exclusive jurisdiction in respect of such matters.

1.7	This opinion is delivered in connection with the filing of the Registration Statement with the SEC and is strictly limited to the matters stated herein and does not extend to, and is not to be read as extending by implication to, any other matter. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name therein. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder. This opinion is furnished to you and the persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act for use in connection with the filing of the Registration Statement and is not to be use, circulated, quoted or otherwise referred to for any other purpose without our express written consent.

1.8	The opinions set forth in this Opinion are given on the date hereof. We assume no obligation to update the opinions set forth in this letter.

2	Assumptions

For the purpose of giving this opinion we have assumed:

(a)	the authenticity and completeness of all documents submitted to us as originals;

(b)	the completeness and conformity to originals of all documents supplied to us as certified, conformed or photostatic copies or received by us by facsimile or email transmission and the authenticity and completeness of the originals of such documents;

(c)	the genuineness of the signatures and seals on all original and copy documents which we have examined;

(d)	that the proceedings described in the copy minutes of the meetings of the board of directors of the Company referred to above and examined for the purposes of this opinion were conducted in the manner therein described, that the meetings were properly convened and constituted and that the resolutions referred to therein were duly passed and adopted and have not since been amended or rescinded;

(e)	that the written resolutions of the shareholders referred to above were duly passed and adopted and have not since been amended or rescinded;

(f)	that the statutory declaration referred to in paragraph 1.2(g) as having been made pursuant to section 60(2) of the Companies Act 1963 was duly made and filed in the Companies Registration Office as therein described;

(g)	that Registered Shares will be issued by the entry of the name of the registered owner thereof in the register of members of the Company confirming that such Registered Shares have been issued credited as fully paid;

(h)	that, at the time of the allotment of any Registered Shares (including upon the exercise of Warrants): (i) the Registration Statement will be effective and continue to be effective; (ii) the Company will have a sufficient number of authorised but unissued Registered Shares in its capital (at least equal to the number of Registered Shares to be allotted and issued); (iii) the directors of the Company will have been generally and unconditionally authorised, as required by section 1021(1) of the Companies Act 2014 (the “2014 Act”), by the constitution, from time to time, of the Company, or by ordinary resolution of the Company’s shareholders, to allot a sufficient number of Registered Shares (at least equal to the number of Registered Shares to be allotted and issued); and (iv) if issued for cash consideration, such Registered Shares will be allotted and issued in accordance with section 1022(1) of the 2014 Act or the directors will have been empowered, by special resolution of the shareholders, passed in accordance with section 1023(3) of the 2014 Act (or as appropriate under the provisions of any former enactment relating to companies), to allot and issue such Registered Shares as if the said section 1022(1) did not apply to such allotment and issue;

(i)	that any Registered Shares allotted and issued in accordance with the Registration Statement (including upon the exercise of Warrants) will be paid-up in consideration of the receipt by the Company from the party to whom the Registered Shares are to be issued, prior to, or simultaneously with the issue of such Registered Shares, of cash and other consideration at least equal to the nominal value of such Registered Shares and, to the extent that any of the consideration for such Registered Shares is payable otherwise than in cash, that the provisions of sections 1028 to 1035 of the 2014 Act have been complied with;

(j)	that no Registered Shares (including upon the exercise of Warrants) will be allotted and issued: (i) for consideration of an undertaking from any person that he or another will do work or perform services for the Company or for any other person; (ii) for consideration otherwise than in cash that includes an undertaking which is to be or may be performed more than five years after the date of allotment; or (iii) for other consideration which, from time to time, is not considered good or adequate consideration;

(k)	that no Registered Shares (including upon the exercise of Warrants) or Warrants will be allotted and issued other than pursuant to a resolution of the board of directors of the Company (or duly authorised committee thereof) that has been validly and sufficiently proposed and passed in accordance with the constitution, from time to time, of the Company;

(l)	that the Documents and all deeds, instruments, assignments, agreements and other documents in relation to the matters contemplated by the Documents and / or this opinion are:

(i)	within the capacity and powers of, have been validly authorised, executed and delivered by and are valid, legal, binding and enforceable obligations of the parties thereto; and

(ii)	are not subject to avoidance by any person,

under all applicable laws and in all applicable jurisdictions other than (in the case of the Company) the laws of Ireland and the jurisdiction of Ireland;

(m)	that the offering or sale (including the marketing) of any Registered Shares, Debt Securities or Warrants will be made, effected and conducted in accordance with and will not violate: (i) the constitution, from time to time, of the Company; (ii) any applicable laws and regulations (including, without limitation, (A) the securities laws and regulations of any jurisdiction (including Ireland) or supra-national authority which impose any restrictions, or mandatory requirements, in relation to the offering or sale of shares to the public in any jurisdiction (including Ireland) and any prospectus (or analogous disclosure document) prepared in connection therewith; and (B) the competition, anti-trust or merger control laws and regulations of any jurisdiction (including Ireland) or supra-national authority); and (iii) any requirement or restriction imposed by any court, governmental body or supra-national authority having jurisdiction over the Company or the members of its group;

(n)	that, at the time of the issuance and sale of any Debt Securities: (i) the Registration Statement will be effective and continue to be effective; (ii) the sale of and payment for any Debt Securities will be in accordance with the Registration Statement (including the prospectus set forth in the Registration Statement and any applicable supplements and amendments thereto); (iii) in any underwritten offering, a definitive purchase, underwriting or similar agreement with respect to any Debt Securities will be duly authorised and validly executed and delivered by the Company and the other parties thereto; and (iv) the issuance and sale (including the marketing) of any Debt Securities will not violate the constitution, from time to time, of the Company, any applicable law or any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company or result in a default under or breach of any agreement or instrument binding on the Company;

(o)

that, at the time of the issuance and sale of any Warrants: (i) the Registration Statement will be effective and continue to be effective; (ii) the sale of and payment for any Warrants will be in accordance with the Registration Statement (including the prospectus set forth in the Registration Statement and any applicable supplements and amendments thereto); (iii) in any underwritten offering, a definitive purchase, underwriting or similar agreement with respect to any Warrants will be duly authorised and validly executed and delivered by the Company and the other parties thereto; and (iv) the issuance and sale (including the marketing) of any Warrants not violate the constitution, from time to time, of the Company, any applicable law or any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company or result in a default under or breach of any agreement or instrument binding on the Company;

(p)	that, other than as approved by the Section 60 Special Resolutions, the Company has not, by virtue of the Documents, given, nor shall it give, directly or indirectly, financial assistance, as contemplated by section 82 of the 2014 Act, for the purpose of, or in connection with the subscription for or purchase of shares in itself or any company which is its holding company;

(q)	that the Company has not given, nor shall it give, directly or indirectly, and whether by means of a loan, guarantee, the provision of security or otherwise, any financial assistance, as contemplated by section 82 of the 2014 Act, for the purpose of, or in connection with, the purchase or subscription by any person of, or for, any Registered Shares save as permitted by, or pursuant to an exemption to, the said section 82;

(r)	that insofar as any of the Documents fall to be performed in any jurisdiction other than Ireland its performance will not be illegal or ineffective by virtue of the laws of that jurisdiction;

(s)	that the Company, Weatherford Delaware and Weatherford Bermuda together comprise a “group” for the purposes of section 243 of the 2014 Act and that any person that subsequently becomes an issuer or guarantor under the Indentures or whose obligations are guaranteed thereunder by the Company will also be, and continue to be, a member of such group.

(t)	that there is or are no factual information or documents possessed or discoverable by persons other than ourselves of which we are not aware but of which we should be aware for the purposes of this opinion;

(u)	the accuracy and completeness as to factual matters of the representations and warranties of the Company contained in the Documents;

(v)	that there are no agreements or arrangements in existence which in any way amend or vary or are inconsistent with the terms of the Documents or in any way bear upon, or are inconsistent with, the contents of this opinion;

(w)	that, in approving the filing by the Company of the Registration Statement and the execution and delivery by the Company of the Indentures and any Warrants, the directors of the Company have acted, or will act, in a manner they consider, in good faith, to be in the best interests of the Company for its legitimate business purposes and would be most likely to promote the success of the Company for the benefit of its members as a whole;

(x)	the absence of fraud and the presence of good faith on the part of all parties to the Indentures and their respective officers, employees, agents and advisers;

(y)	that the information disclosed by the Searches was accurate at the date the Searches were made and has not been altered and that the Searches did not fail to disclose any information which had been delivered for registration but did not appear from the information available at the time the Searches were made or which ought to have been delivered for registration at that time, but had not been so delivered, and that no additional matters would have been disclosed by searches carried out since that time;

(z)	that: (i) the Company was, and will be, fully solvent (A) at the time of, and immediately after, the filing of the Registration Statement, (B) at the time of, and immediately after, the execution and delivery of the Indentures and any Warrants and (C) at the date hereof; (ii) the Company would not, as a consequence of doing any act or thing which any of the Documents contemplate, permit or require the Company to do, be insolvent; and (iii) no steps have been taken or, to the best of the knowledge, information and belief of the directors of the Company, are being taken to appoint a receiver, liquidator or an examiner over the Company or any part of its undertaking or assets, or to strike the Company off the Register of Companies or to otherwise dissolve or wind up the Company; and

(aa)	the truth of all representations and information given to us in reply to any queries we have made which we have considered necessary for the purposes of giving this opinion.

3	Opinion

Based upon, and subject to, the foregoing and subject to the qualifications set out in this letter and any matter not disclosed to us, we are of the opinion that so far as the laws of Ireland are concerned and are applicable:

(a)	the Company is a public limited company, duly incorporated and existing under the laws of Ireland;

(b)	upon the issuance of Registered Shares as contemplated by the Registration Statement, subject to receipt by the Company of the full consideration payable in respect thereof, such Registered Shares will be validly issued, fully-paid and non-assessable (“non-assessable” is a phrase which has no meaning under Irish law, but, for the purposes of this Opinion, shall mean the registered holders of Registered Shares are not liable, solely by virtue of their shareholding, for the payment of further amounts of capital on such shares);

(c)	the Company has the requisite corporate capacity to issue Warrants and, subject to the board of directors of the Company taking all necessary corporate actions to approve the issuance thereof, the issue of Warrants will be duly authorised under Irish law; and

(d)	the guarantees provided for under each Indenture have been duly authorised by the Company and constitute legal, valid and binding obligations of the Company.

4	Qualifications

The opinions set forth in this opinion letter are given subject to the following qualifications:

(a)

A search at the Companies Registration Office is not capable of revealing whether or not a winding up petition or a petition for the appointment of an examiner has been presented and a search at the Registry of Winding up Petitions at the Central Office of

the High Court is not capable of revealing whether or not a receiver has been appointed. Whilst each of the making of a winding up order, the making of an order for the appointment of an examiner and the appointment of a receiver may be revealed by a search at the Companies Registration Office it may not be filed at the Companies Registration Office immediately and, therefore, our searches at the Companies Registration Office may not have revealed such matters.

(b)	The expressions “valid and binding” when used in paragraph 3 above mean that the obligations expressed to be assumed under the Indentures are of a type which the courts of Ireland will treat as valid and binding; it does not mean that these obligations will necessarily be enforced in all circumstances in accordance with their terms - in particular, enforcement of obligations under the Indentures may be:

(i)	limited by general principles of equity, in particular, equitable remedies (such as an order for specific performance or an injunction) which are discretionary and are not available where damages are considered to be an adequate remedy;

(ii)	subject to any limitations arising from examinership, administration, bankruptcy, insolvency, moratoria, receivership, liquidation, reorganisation, court scheme of arrangement, arrangement and similar laws affecting the rights of creditors;

(iii)	limited by the provisions of the law of Ireland applicable to contracts held to have been frustrated by events happening after their execution;

(iv)	invalidated if and to the extent that performance or observance arising in a jurisdiction outside Ireland would be unlawful, unenforceable, or contrary to public policy or to the exchange control regulations under the law of such jurisdiction;

(v)	invalidated by reason of fraud; and

(vi)	barred under the Statute of Limitation Acts 1957 (as amended) or may be or become subject to the defence of set-off or counterclaim.

(c)	Any provision of any of the Documents which provides for interest to be paid on overdue amounts at a rate higher than the predefault rate may amount to a penalty under the laws of Ireland and may therefore not be recoverable.

(d)	No opinion is expressed as to whether the courts of Ireland would give effect to any currency indemnity contained in any of the Documents.

(e)	An Irish court may refuse to give effect to a purported contractual obligation to pay costs imposed upon a party in respect of the costs of any unsuccessful litigation brought against that party and such a court may not award by way of costs all of the expenditure incurred by a successful litigant in proceedings brought before that court.

(f)	Where any party to the Documents is vested with a discretion or may determine a matter in its opinion, Irish law may require that such discretion is exercised reasonably or that such opinion is based on reasonable grounds.

(g)	Any provision in the Documents providing that any calculation or certification is to be conclusive and binding will not be effective if such calculation or certification is fraudulent and will not necessarily prevent judicial enquiry into the merits of any claim by any party thereto.

(h)	Provisions as to severability may not be binding under the laws of Ireland as the question of whether or not any provision of any of the Documents which may be invalid on account of illegality or otherwise may be severed from the other provisions thereof in order to save such other provisions would be determined by an Irish court at its discretion.

(i)	An agreement may be varied, amended or discharged by a further agreement or affected by a collateral agreement which may be effected by an oral agreement or a course of dealing.

(j)	As regards jurisdiction, the courts of Ireland may stay proceedings if concurrent proceedings are being brought elsewhere.

(k)	Whilst in the event of any proceedings being brought in the Irish courts in respect of a monetary obligation expressed to be payable in a currency other than euro, an Irish court would have power to give a judgement expressed as an order to pay a currency other than euro, it may decline to do so in its discretion and an Irish court might not enforce the benefit of any currency or conversion clause and, with respect to a bankruptcy, liquidation, insolvency, reorganisation or similar proceeding, Irish law may require that all clauses or debts are converted into euro at an exchange rate determined by the court as at a date related thereto, such as the date of commencement of a winding up.

(l)	The effectiveness of terms exculpating any party to the Documents from a liability or duty otherwise owed are limited by law.

(m)	The Companies Act 2014 Act prohibits certain steps being taken except with the leave of the court against a company after the presentation of a petition for the appointment of an examiner. This prohibition continues, if an examiner is appointed, for so long as the examiner remains appointed (maximum period of 100 days or such period as the relevant court may determine). Prohibited steps include steps taken to enforce any guarantees or security, the commencement or continuation of proceedings or execution or other legal process or the levying of distress against the company or its property and the appointment of a receiver.

(n)	A right of set-of provided for in a contract may not be enforceable in all circumstances.

(o)	The courts of Ireland may interpret restrictively any provisions purporting to allow the beneficiary of a guarantee or other suretyship to make a material amendment to the obligations to which the guarantee or suretyship relates without further reference to the guarantor or surety.

Yours faithfully

/s/ MATHESON